EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

Steven D. Albright Chief Financial Officer (636) 733-1305	Fred A. Nielson Investor Relations (636) 733-1314	Al Palombo Cameron Associates (212) 554-5488

RELIV INTERNATIONAL, INC. REPORTS 2 PERCENT DECREASE
IN SECOND QUARTER NET SALES

Enhanced Bonus Program, Other Elements in Place to Boost Results

FOR IMMEDIATE RELEASE

CHESTERFIELD, MO., August 7, 2006 - Reliv International, Inc. (NASDAQ:RELV), a developer, manufacturer and marketer of a proprietary line of nutritional supplements addressing basic nutrition, wellness needs, weight management and sports nutrition, today reported lower net sales and net income for the second quarter of 2006 compared to the same period last year.

For the second quarter, net sales were $27.8 million, down 2.4 percent from $28.5 million in the second quarter of 2005. Net income was $1.62 million, down 18 percent from $1.98 million in the same quarter of last year. Diluted earnings per share were $0.09 compared to $0.12 diluted earnings per share in the year-ago quarter.

For the first half of 2006, sales were $59.0 million, up from $57.5 million during the same period last year. Net income was $4.07 million in the first half of 2006 compared to $4.04 million in the same period in 2005. Earnings per share rose $0.01 to $0.25 a share for the first half of 2006.

Reliv reported sales outside the United States rose 13 percent to $2.8 million for the second quarter, with sales increases recorded in most of the company's seven international markets. The strongest increases were reported in Australia/New Zealand, which was up 14 percent, and the United Kingdom, up 36 percent versus the second quarter of 2005. This increase reverses a downward slide in sales in non-U.S. markets that began last year.

“About two years ago we made a conscious decision to invest more resources, both senior management time and new personnel, in our international operations. We said we would straighten out those operations, and the second-quarter international sales increase is evidence that we are beginning to move in the right direction,” said Robert L. Montgomery, president, chairman and CEO of Reliv.

“We were disappointed with our U.S. results as compared to last year. But with extra international resources in place, senior management can now return our full focus to our overall operations, and we believe we can achieve positive sales and earnings growth,” he added.

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Reliv Second-Quarter Results
ADD ONE

“My confidence is based on two key factors: One, we offer distributors an outstanding business opportunity supported by a well defined, disciplined system proven to help our distributors expand their businesses. Two, we make nutrition simple with products that are effective, easy to use and affordable,” Montgomery said.

To boost sales, Reliv announced a special “Mega Bonus” program at its 2006 international conference in St. Louis last week, attended by nearly 6,000 distributors. "We will hand out more than $700,000 in new bonuses at Reliv’s international conference in St. Louis in August 2007,” Montgomery said. “The money will be divided among the top 50 distributors in group sales volume between Aug. 1, 2006, and July 31, 2007, with the first-place winner receiving $100,000." Combining the Mega Bonus funds with Reliv’s existing monthly bonuses will bring total distributor bonuses for the next 12 months to more than $1 million.

Reliv will host an investor conference call to discuss the second quarter 2006 earnings with investors at 1:00 p.m. Eastern Time on August 7, 2006. The dial-in number for investors is 800-540-0559. The conference identification is RELIV. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 800-839-5131 and using the same conference identification RELIV. A live Web cast of this call will be available through the Investor Relations section of Reliv's Web site, http://www.reliv.com/us/investor. An online archive of the broadcast will be available on Reliv's Web site in the Investor Relations section 24 hours after the call concludes.

Reliv International, Inc., based in suburban St. Louis, Mo., develops, manufactures and markets a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv sells its products through an international network marketing system of approximately 65,000 independent distributors. Reliv International's common stock trades on The Nasdaq Stock Market® under the symbol RELV. Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.

Factors that could cause actual results to differ are identified in the public filings made by Reliv’ with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Reliv’s web site, www.reliv.com.

-- FINANCIAL HIGHLIGHTS FOLLOW -

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets
	June 30	December 31
	2006	2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$12,370,206	$5,653,594
Short-term investments	5,000,000	-
Accounts and notes receivable, less allowances of
$7,200 in 2006 and $39,700 in 2005	681,343	775,623
Accounts due from employees and distributors	215,025	152,760
Inventories
Finished goods	2,881,756	3,569,449
Raw materials	1,129,894	1,441,107
Sales aids and promotional materials	727,756	573,900
Total inventories	4,739,406	5,584,456

Refundable income taxes	847,542	-
Prepaid expenses and other current assets	1,988,917	1,240,138
Deferred income taxes	414,430	452,430
Total current assets	26,256,869	13,859,001

Other assets	2,858,919	1,626,330
Accounts due from employees and distributors	280,418	355,651

Net property, plant and equipment	9,851,399	10,140,441

Total Assets	$39,247,605	$25,981,423

Liabilities and Stockholders' Equity

Total current liabilities	$10,257,667	$9,895,260
Total non-current liabilities	1,224,866	3,521,335
Stockholders' equity	27,765,072	12,564,828

Total Liabilities and Stockholders' Equity	$39,247,605	$25,981,423

Consolidated Statements of Income
	Three months ended June 30			Six months ended June 30
	2006	2005		2006		2005
	(Unaudited)	(Unaudited	)	(Unaudited	)	(Unaudited	)
Product sales	$24,990,986	$25,644,506		$53,032,320		$51,758,999
Handling & freight income	2,858,082	2,901,580		6,012,100		5,766,183

Net Sales	27,849,068	28,546,086		59,044,420		57,525,182

Costs and expenses:
Cost of products sold	4,722,823	4,711,472		9,805,004		9,654,776
Distributor royalties and commissions	11,156,285	11,379,011		23,783,317		23,090,727
Selling, general and administrative	9,484,876	9,190,021		18,951,617		18,153,307

Total Costs and Expenses	25,363,984	25,280,504		52,539,938		50,898,810

Income from operations	2,485,084	3,265,582		6,504,482		6,626,372
Other income (expense):
Interest income	197,446	79,513		282,122		149,536
Interest expense	(11,026)	(117,177)		(45,467)		(202,667)
Other income	37,883	45,856		98,519		48,922

Income before income taxes	2,709,387	3,273,774		6,839,656		6,622,163
Provision for income taxes	1,089,000	1,295,000		2,769,000		2,580,000

Net Income	$1,620,387	$1,978,774		$4,070,656		$4,042,163

Earnings per common share - Basic	$0.10	$0.12		$0.25		$0.25
Weighted average shares	16,667,000	16,096,000		16,121,000		16,216,000

Earnings per common share - Diluted	$0.09	$0.12		$0.25		$0.24
Weighted average shares	17,106,000	16,622,000		16,554,000		16,825,000

Cash dividends declared per common share	$0.050	$0.035		$0.050		$0.035

Reliv International, Inc. and Subsidiaries
ADD THREE

Net sales by Market
(in thousands)
	Three months ended June 30,				Change From
	2006		2005		Prior Year
	$	% of sales	$	% of sales	Amount	%

United States	25,061	90.0%	26,088	91.4%	(1,027)	-3.9%
Australia/New Zealand	576	2.1%	505	1.8%	71	14.1%
Canada	412	1.5%	456	1.6%	(44)	-9.6%
Mexico	314	1.1%	293	1.0%	21	7.2%
United Kingdom/Ireland	319	1.1%	235	0.8%	84	35.7%
Philippines	514	1.9%	479	1.7%	35	7.3%
Malaysia/Singapore	457	1.6%	490	1.7%	(33)	-6.7%
Germany	196	0.7%	-	-	196	-

Consolidated Total	27,849	100.0%	28,546	100.0%	(697)	-2.4%

Net sales by Market
(in thousands)
	Six months ended June 30,				Change From
	2006		2005		Prior Year
	$	% of sales	$	% of sales	Amount	%

United States	53,592	90.8%	52,057	90.5%	1,535	2.9%
Australia/New Zealand	1,155	2.0%	1,081	1.9%	74	6.8%
Canada	820	1.4%	907	1.6%	(87)	-9.6%
Mexico	643	1.1%	835	1.5%	(192)	-23.0%
United Kingdom/Ireland	592	1.0%	402	0.7%	190	47.3%
Philippines	1,007	1.7%	1,280	2.2%	(273)	-21.3%
Malaysia/Singapore	915	1.5%	963	1.7%	(48)	-5.0%
Germany	320	0.5%	-	-	320	-

Consolidated Total	59,044	100.0%	57,525	100.0%	1,519	2.6%

The following table sets forth, as of June 30, 2006 and 2005, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 6/30/2006		As of 6/30/2005		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	52,270	14,160	50,240	13,090	4.0%	8.2%
Australia/New Zealand	2,380	210	2,790	240	-14.7%	-12.5%
Canada	1,150	160	1,370	190	-16.1%	-15.8%
Mexico	1,180	200	5,880	420	-79.9%	-52.4%
United Kingdom/Ireland	870	140	530	60	64.2%	133.3%
Philippines	3,320	300	5,640	500	-41.1%	-40.0%
Malaysia/Singapore	3,020	400	3,780	680	-20.1%	-41.2%
Germany	260	90	-	-	-	-

Consolidated total	64,450	15,660	70,230	15,180	-8.2%	3.2%

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